FOR IMMEDIATE RELEASE

Wheeler named chief operating officer, Earhart named chief information officer, Merilli named vice president engineering at Norfolk Southern

NORFOLK, Va., Sept. 22, 2015 – The board of directors of Norfolk Southern Corp. (NYSE: NSC) has named Michael J. Wheeler executive vice president and chief operating officer, effective Feb. 1, 2016, following the retirement of Mark D. Manion on that date.

Additionally, effective Oct. 1, 2015, Cindy C. Earhart’s title is executive vice president administration and chief information officer, reflecting her new responsibility for the corporation’s Information Technology department. Earhart assumes the IT responsibility following the Oct. 1, 2015, retirement of Deborah H. Butler.

In making the announcements, President and CEO James A. Squires said, “Mike and Cindy have the experience and expertise to build on Norfolk Southern’s culture of excellence. As part of our senior leadership team, they have earned the highest levels of trust and respect from those who depend on us for the reliable, efficient, and safe delivery of the freight that makes the economy move.”

Before assuming COO duties, Wheeler will serve as senior vice president operations, effective Oct. 1, 2015, through Jan. 31, 2016. NS’ transportation, mechanical, and engineering groups will report to him, while the safety and environmental, police, and network and service management groups will continue to report to Manion.

Wheeler, who has served as vice president engineering since 2012, joined NS in 1985 as a research engineer. He served in positions of increasing responsibility in the corporation’s mechanical and transportation areas -- including shop superintendent, trainmaster, division superintendent, and general manager -- before being named vice president transportation in 2009. Wheeler holds degrees from the University of Tennessee and Virginia Tech.

Earhart, the new CIO, joined NS in 1985 as supervisor subsidiary accounting. She served in key accounting and information technology positions before being named vice president human resources in 2007 and executive vice president administration in 2013. Earhart earned her degree from the University of Missouri.

Squires also announced that, effective Oct. 1, 2015, Philip Merilli has been named vice president engineering, reporting to Wheeler and with office in Atlanta. His department is responsible for the construction, maintenance, and inspection of the rail network’s tracks, bridges, and signal systems.

Merilli, who has served as assistant vice president maintenance of way and structures since 2013, joined an NS predecessor line in 1981 as an assistant roadmaster. He served in a variety of engineering positions, including track supervisor, division engineer, and chief engineer line maintenance, before being named to his most recent position. Merilli holds a degree from Penn State.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)

http://www.norfolksouthern.com

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